UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 29, 2015

PROVIDENT FINANCIAL SERVICES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31566	42-1547151
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

239 Washington Street, Jersey City, New Jersey	07302
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:                  (732) 590-9200

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(e)           2015 Cash Incentive Compensation Plan.  On January 29, 2015, the Company’s Board of Directors, on the recommendation of its Compensation Committee, approved an annual performance-based incentive plan for the payment of incentive cash compensation to certain officers and employees of The Provident Bank, the Company’s wholly owned savings bank subsidiary (the “Plan”), including senior executive officers.  The Plan provides for cash incentive payments based primarily on the Company’s 2015 financial performance compared with certain targets (the “Corporate Targets”).  Incentive Payments based on the Company’s 2015 financial performance may be made if the Company meets or exceeds 90% of any of the Corporate Targets (“Threshold”).

For senior executive officers (including the Chairman, President and Chief Executive Officer and the Chief Financial Officer), 100% of the incentive payment that may be made under the Plan will be based on the Company’s 2015 performance using the following Corporate Targets that relate to the Company’s business plan and strategic objectives: (i) earnings per share (weighted 40%); (ii) net income (weighted 40%); and (iii) efficiency ratio (weighted 20%).

For other officers and employees eligible to participate in the Plan, a portion of the incentive payment that may be made under the Plan will be based on the Company’s 2015 performance using the same Corporate Targets.  A portion of the incentive payment will also be based on individual performance against personal goals and objectives, and may be paid whether or not Corporate Targets have been met.

Incentive payments will be a percentage of the employee’s base salary.  Using estimated 2015 base salary levels and the current number of employees that could participate in the Plan (520 persons), the total cash incentive payments that may be made for 2015 would range from approximately $1.8 million at the Threshold level up to $13.3 million at the Maximum level.

Item 9.01.                      Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Shell Company Transactions. Not applicable.

(d)	Exhibits. Not applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PROVIDENT FINANCIAL SERVICES, INC.
DATE: February 4, 2015	By:	/s/ John F. Kuntz
John F. Kuntz
Executive Vice President, General Counsel & Corporate Secretary